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                                                                   EXHIBIT 12(1)
                             HARRAH'S ENTERTAINMENT, INC.
                                COMPUTATIONS OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIO AMOUNTS)


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                                                 For the
                                               Nine Months
                                                  Ended                              Year Ended December 31,
                                              September 30,    ---------------------------------------------------------------------
                                                 1998(a)         1997(b)        1996(c)       1995(d)        1994(e)         1993
                                              --------------   -----------    -----------   -----------    -----------   -----------
 RATIO OF EARNINGS TO FIXED CHARGES(f)
 Income from continuing operations..........      $ 106,124     $ 107,522      $  98,897     $  78,810      $  49,984     $  74,867
 Add:
      Provision for income taxes............         65,043        68,746         67,316        60,677         75,391        59,394
      Interest expense......................         81,358        79,071         69,968        73,890         76,363        73,080
      Interest included in rental expense...          6,635         7,692          7,663         6,738          5,244         7,207
      Amortization of capitalized interest..            636           606            763           580            628           892
      (Income) or loss from equity
         investments........................          1,398          (473)          (473)            -              -           (89)
      Adjustment to include 100% of
         nonconsolidated, majority-owned
         subsidiary(g)......................          6,713             -              -       (34,775)        (7,438)            -
                                                  ---------     ---------      ---------     ---------      ---------     ---------

 Earnings as defined                              $ 267,907     $ 263,164      $ 244,134     $ 185,920      $ 200,172     $ 215,351
                                                  ---------     ---------      ---------     ---------      ---------     ---------
                                                  ---------     ---------      ---------     ---------      ---------     ---------

 Fixed charges:
      Interest expenses.....................      $  81,358     $  79,071      $  69,968     $  73,890      $  76,363     $  73,080
      Capitalized interest..................            240         6,860         11,025         3,636          3,764         3,107
      Interest included in rental expense...          6,635         7,692          7,663         6,738          5,244         7,207
      Adjustment to include 100% of
         nonconsolidated, majority-owned
         subsidiary(g)......................          6,609             -              -        56,652         17,069
                                                  ---------     ---------      ---------     ---------      ---------     ---------

 Total fixed charges........................      $  94,842     $  93,623      $  88,656     $ 140,916      $ 102,440     $  83,394
                                                  ---------     ---------      ---------     ---------      ---------     ---------
                                                  ---------     ---------      ---------     ---------      ---------     ---------

      Ratio of charges to fixed charges.....            2.8           2.8            2.8           1.3            2.0           2.6
                                                  ---------     ---------      ---------     ---------      ---------     ---------
                                                  ---------     ---------      ---------     ---------      ---------     ---------
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(a)  1998 includes a $13.2 million gain from the sale of Harrah's
     Entertainment's equity investment in a restaurant subsidiary.
(b)  1997 includes $13.8 million in pretax charges for write-downs and reserves and a $37.4 million gain on the sale of equity in New Zealand subsidiary.
(c)  1996 includes $52.2 million in pretax charges for write-downs and reserves.
(d)  1995 includes $93.3 million in pretax charges for write-downs.
(e)  1994 includes a $53.4 million provision for settlement of all claims and related cost related to the Merger Agreement and Tax Sharing Agreement arising from the 1990 spin-off of Harrah's Entertainment and acquisition of the Holiday Inn business by Bass PLC.
(f)  As discussed in Note 12 to the Consolidated Financial Statements in the
     1997 Harrah's Entertainment Annual Report, Harrah's Entertainment has
     guaranteed certain third party loans in connection with its casino development activities.  The above ratio computation excludes estimated fixed charges associated with these guarantees as follows: 1997, $7.8 million; 1996, $5.2 million; 1995, $6.8 million; 1994, $5.5 million; and
     1993, $3.1 million.
(g)  Prior to November 1995, Harrah's Entertainment owned a majority interest in
     Harrah's Jazz Company.  However, voting control was shared equally among three partners.  As a result, Harrah's Jazz was not consolidated into
     Harrah's Entertainment's financial statements.  As required by Item
     503(d)(2), Harrah's Entertainment's ratio of earnings to fixed charges ratio computation for 1995 and 1994 has been adjusted to include Harrah's
     Jazz financial results as if this entity were consolidated.  For the nine months ended September 30, 1998, the computation of the ratio has been adjusted to include the financial results and fixed charges of Showboat
     Marina Casino Partnership.